UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 24, 2014

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805
(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949
(Address of Principal Executive Offices)	(Zip Code)

770-779-3900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Incentive Plan Amendment

As described below under Item 5.07 of this Current Report, at the 2014 annual meeting of shareholders of PRGX Global, Inc. (“PRGX” or the “Company”) held on June 24, 2014 (the “Annual Meeting”), the shareholders approved an amendment (the “Incentive Plan Amendment”) to the PRGX Global, Inc. 2008 Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan Amendment increases the available shares reserved under the Incentive Plan by 3,000,000 shares to a total of 10,600,000.

The foregoing description of the Incentive Plan Amendment is qualified in its entirety by reference to the Incentive Plan, as amended and restated effective April 25, 2014, a copy of which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Director Deferred Compensation Plan

On June 24, 2014, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, approved the PRGX Global, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”). The Deferred Compensation Plan was established to permit non-employee directors to elect to defer the receipt of common stock otherwise payable under Restricted Stock Units (“RSUs”) granted to such directors under the Incentive Plan. Under the terms of the Deferred Compensation Plan, non-employee directors will have the right to elect to defer the receipt of common stock otherwise payable under their RSUs until the earlier of (i) the date the director no longer serves on the Board, (ii) a date certain as designated by the director in the election form, or (iii) the earlier of either such dates.

Once a director election has been made, it will remain in effect for later years unless and until the director affirmatively revokes or changes his or her deferral election for the later year by the December 31st immediately prior to the year for which the revocation or change is to be effective. The directors will be given the opportunity each December to elect to defer the shares of common stock that otherwise will be payable pursuant to any RSUs granted in the year immediately following the year in which the election is made. Subsequent deferral elections will be allowed under the Deferred Compensation Plan provided that certain conditions are met. The director’s deferred shares of common stock will be paid automatically under the Deferred Compensation Plan in a single lump sum upon a change in control of the Company or the death of the director (notwithstanding the director’s deferral election). The director also will be permitted to receive early payment if he or she incurs an unforeseeable emergency as described in the Deferred Compensation Plan.

The foregoing description of the Deferred Compensation Plan is qualified in its entirety by reference to the Deferred Compensation Plan, a copy of which is filed hereto as Exhibit 10.2 and incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, the shareholders of PRGX approved all proposals recommended by the Board of Directors (the “Board”) as described in PRGX’s proxy statement dated April 30, 2014.

With respect to Proposal 1 (election of two Class III directors and one Class I director to serve until the annual meeting of shareholders to be held in 2017 and in 2015, respectively, or until their successors are elected and qualified), the nominees received the following votes:

Director	Shares For	Shares Withheld	Broker Non-Votes
David A. Cole	23,885,350	531,451	3,735,532
Archelle Georgiou Feldshon	23,888,190	528,611	3,735,532
Philip J. Mazzilli, Jr.	24,073,772	343,029	3,735,532

The Company’s other directors, Patrick G. Dills, Mylle H. Mangum, Ronald E. Stewart and Joseph E. Whitters, did not stand for election at the Annual Meeting. The directors currently serving in Class I, Philip J. Mazzilli, Jr. and Joseph E. Whitters, will continue to serve until the 2015 annual meeting of shareholders or until their successors are elected and qualified. The directors serving in Class II, Ms. Mangum and Messrs. Dills and Stewart, will continue to serve until the 2016 annual meeting of shareholders or until their successors are elected and qualified.

With respect to Proposal 2 (to ratify BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2014), 28,109,883 shares, or 99.85% of the votes cast, voted for the proposal, 41,185 shares voted against the proposal, and 1,265 shares abstained from voting on the proposal.

With respect to Proposal 3 (to approve the Company’s executive compensation), 21,782,814 shares, or 90.80% of the votes cast, voted for the proposal, 2,207,303 shares voted against the proposal, 426,684 shares abstained from voting on the proposal, and there were 3,735,532 broker non-votes.

With respect to Proposal 4 (to approve an amendment to the Incentive Plan), 17,159,510 shares, or 70.34% of the votes cast, voted for the proposal, 7,236,609 shares voted against the proposal, 20,682 shares abstained from voting on the proposal, and there were 3,735,532 broker non-votes.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith:

10.1	PRGX Global, Inc. 2008 Equity Incentive Plan, as amended and restated effective April 25, 2014

10.2	PRGX Global, Inc. Deferred Compensation Plan for Non-Employee Directors

10.3	Form of PRGX Global, Inc. Restricted Stock Unit Agreement for Non-Employee Directors

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: June 30, 2014

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10.1	PRGX Global, Inc. 2008 Equity Incentive Plan, as amended and restated effective April 25, 2014

10.2	PRGX Global, Inc. Deferred Compensation Plan for Non-Employee Directors

10.3	Form of PRGX Global, Inc. Restricted Stock Unit Agreement for Non-Employee Directors